As filed with the Securities and Exchange Commission on October 3, 2022
Registration No. 333-253748
Registration No. 333-233197
Registration No. 333-225224
Registration No. 333-218193

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253748
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233197
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225224
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218193
UNDER
THE SECURITIES ACT OF 1933

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	Not applicable (IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.
215 Church Street
New Haven, Connecticut 06510
(203) 404-0410
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2014 Equity Incentive Plan
2017 Equity Incentive Plan
2017 Employee Share Purchase Plan
(Full Title of the Plans)
Paloma Fernández-Montes Moraleda
President
Biohaven Pharmaceutical Holding Company Ltd.
215 Church Street
New Haven, Connecticut 06510
Telephone: (203) 404-0410
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:
Emily Oldshue
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
(617) 951-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements on Form S-8 filed by Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands company limited by shares (the “Company”) (collectively, the “Registration Statements”), with the Securities and Exchange Commission (“SEC”):
1.Registration Statement on Form S-8 (File No. 333-253748), originally filed with the SEC on March 1, 2021, registering 5,636,156 of the Company’s common shares at a proposed maximum offering price per share of $79.63;
2.Registration Statement on Form S-8 (File No. 333-233197), originally filed with the SEC on August 9, 2019, registering 2,209,876 of the Company’s common shares at a proposed maximum offering price per share of $38.89;
3.Registration Statement on Form S-8 (File No. 333-225224), originally filed with the SEC on May 25, 2018, registering 1,797,805 of the Company’s common shares at a proposed maximum offering price per share of $32.25; and
4.Registration Statement on Form S-8 (File No. 333-218193), originally filed with the SEC on May 23, 2017, registering 12,849,968 of the Company’s common shares at a proposed maximum offering price per share of $4.99 – $21.405.
The Company is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.
On October 3, 2022, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2022 (the “Merger Agreement”), among Pfizer Inc., a Delaware corporation (“Pfizer”), Bulldog (BVI) Ltd., a British Virgin Islands company limited by shares and a wholly owned subsidiary of Pfizer (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Pfizer.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 3, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Paloma Fernández-Montes Moraleda
Name: Paloma Fernández-Montes Moraleda
Title: President